Exhibit 10.7.4

SUMMARY DESCRIPTION OF CBL & ASSOCIATES PROPERTIES, INC
DIRECTOR COMPENSATION ARRANGEMENTS

In November 2013, upon the recommendation of the Company’s Compensation Committee, the Board of Directors voted to make the following adjustments to the schedule of fees that had been in effect since January 1, 2011 governing the cash portion of the Company’s compensation arrangements for each Director not employed by the Company (a “Non-Employee Director”):

Description	Amount of Fee Prior to January 1, 2014	New Fees Effective January 1, 2014
Annual Fee for each Non-Employee Director	$30,000	$35,000
Meeting Fee for each Board, Compensation Committee, Nominating/Corporate Governance Committee or Audit Committee Meeting Attended*	$2,000	$2,250
Monthly Fee for each Non-Employee Director Who Serves as a Member of the Executive Committee (in lieu of Executive Committee Meeting Fees)	$1,000	$1,250
Monthly Fee for the Audit Committee Chairman*	$2,750	$1,500
Monthly Fee for the Lead Independent Director	—	$1,500
Fee for each Telephonic Board or Committee Meeting	$1,000	$1,125

*The Non-Employee Director who serves as Chairman of the Audit Committee receives a monthly fee in lieu of meeting fees for his participation on the Audit Committees.

Each Non-Employee director also receives reimbursement of expenses incurred in attending meetings.

Additionally, under the Company’s 2012 Stock Incentive Plan, as in effect prior to these changes, for each fiscal year of the Company, Non-Employee Directors also received either an annual grant of options to purchase 1,000 shares of Common Stock having an exercise price equal to 100% of the fair market value of the shares of Common Stock on December 31 of such fiscal year or up to 2,500 shares of restricted Common Stock of the Company. Effective December 31, 2013, pursuant to the recommendation of the Compensation Committee, the Board of Directors approved Amendment No. 1 to the 2012 Stock Incentive Plan, pursuant to which, for each fiscal year of the Company, Non-Employee Directors now will received either an annual grant of options to purchase 1,000 shares of Common Stock having an exercise price equal to 100% of the fair market value of the shares of Common Stock on December 31 of such fiscal year or up to 10,000 shares of restricted Common Stock of the Company. Pursuant to the adoption of this amendment, the Compensation Committee awarded an aggregate of 4,000 shares of restricted Common Stock of the Company to each Non-Employee Director for the current year.

In addition, any person who becomes a Non-Employee Director will receive an initial grant of 1,000 shares of restricted Common Stock upon joining the Board of Directors.

The restrictions on shares of Common Stock received by the Non-Employee Directors set forth in the 2012 Stock Incentive Plan, as amended, provide that such shares may not be transferred during the Non-Employee Director’s term and, upon a Non-Employee Director ceasing to be a member of the Board, all transfer restrictions concerning such Non-Employee Director Shares shall immediately be removed, and such shares shall thereupon be freely transferrable by the Non-Employee Director or by his or her estate or legal representative, as applicable. Each holder of a Non-Employee Director option granted pursuant to the above-stated arrangement has the same rights as other holders of options in the event of a change in control. Options granted to the Non-Employee Directors (i) shall have a term of 10 years from date of grant, (ii) are 100% vested upon grant, (iii) are non-forfeitable prior to the expiration of the term except upon the Non-Employee Director’s conviction for any criminal activity involving the Company or, if non-exercised, within one year following the date the Non-Employee Director ceases to be a director of the Company, and (iv) are non-transferable.

170